Exhibit 99.1

ADAMAS PHARMACEUTICALS RECEIVES $25 MILLION MILESTONE

PAYMENT FROM FOREST LABORATORIES

EMERYVILLE, Calif., May 20, 2014 - Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) announced today that it has received a $25 million milestone payment from Forest Laboratories Holdings Limited related to the development of MDX-8704. MDX-8704, a fixed-dosed combination (FDC) of memantine HCl extended release capsules and donepezil HCl, is being developed as a once daily therapy for the treatment of moderate-to-severe dementia of the Alzheimer’s type in the United States.

The $25 million milestone payment was paid to Adamas as a result of the Food and Drug Administration’s (FDA) acceptance of the New Drug Application for MDX-8704. Pursuant to the license agreement between Forest and Adamas, Forest paid Adamas a $65 million upfront payment in November 2012 and $40 million in the fourth quarter of 2013 for work related to the development of MDX-8704. Subsequent to this most recent $25 million payment, there is up to a $30 million milestone payable upon FDA approval. Also under the terms of the license agreement, Adamas will receive royalties on US net sales of Namenda XR® and MDX-8704 beginning five years after their launches.

Leveraging Adamas’ know-how and intellectual property, the companies are collaborating on the development of MDX-8704, for which Forest has exclusive US commercialization rights. Forest is also responsible for all US regulatory-related activities. Adamas retains exclusive commercialization rights outside the US. MDX-8704 is covered by a Forest patent and multiple Adamas patents that extend up to 2029.

About Adamas

Adamas Pharmaceuticals, Inc. is a specialty pharmaceutical company driven to improve the lives of those affected by chronic disorders of the central nervous system (CNS). The company achieves this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone and in fixed-dose combination products. Adamas is currently developing its lead wholly-owned product candidate, ADS-5102, for a complication of Parkinson’s disease (PD) known as levodopa-induced dyskinesia (LID) and as a treatment for chronic behavioral symptoms associated with traumatic brain injury (TBI). The company’s portfolio also includes a fixed-dose combination product candidate, MDX-8704, being developed with Forest Laboratories, Inc. and an approved controlled-release product Namenda XR®, which Forest developed and is marketing in the United States under an exclusive license from Adamas. For more information, please visit www.adamaspharma.com.

Namenda XR® is a registered trademark of Merz Pharma GmbH & Co. KGaA.

For questions, please contact:

Julie Wood

Investor Relations & Corporate Communications

Adamas Pharmaceuticals, Inc.

Phone: 510-450-3528

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